Exhibit 10.39

Pursuant to Instruction 2 of Item 601(a) of Regulation S-K, the Company has filed only the form of this Promissory Note although the Company has entered into various such Promissory Notes that are substantially identical in all material respects except as to the parties thereto and certain other details. The Schedule that follows the form of Promissory Note identifies Promissory Notes that have not been filed (or incorporated by reference) because they are substantially identical in all material respects to the form of Promissory Note that is being filed, and sets forth the material details in which the omitted Promissory Notes differ from the form of Promissory Note that is being filed.

PROMISSORY NOTE

$______________[Amount]

Broward County, Florida

______________ [Date]

FOR VALUE RECEIVED, the undersigned, (hereinafter referred to as the ("Maker") promises to pay to the order of____________, his successors or assigns, (hereinafter referred to as "Payee"), the principal sum of ________________________________ ($______________), together with interest on the principal balance from time to time outstanding, at the rate of _______ percent (__.00%) per annum; principal and interest shall be payable as follows: interest shall be payable monthly and the balance of the principal sum, together with any accrued and unpaid accrued interest, shall be paid no later than ________, 20__.

[This Promissory Note is intended to replace and substitute in its entirety the Notes issued to the Payee in the following amounts received on the following dates:_______________]

In the event that the Maker defaults in the payment of any payment of the principal sum or interest owing hereunder when and as the same shall become due and payable and such default shall continue for a period of 15 days, then the Payee may declare this Promissory Note to be in default. The Payee must provide written notice to the Maker that the Payee is declaring the Note to be in default. The Maker shall have a cure period of 15 days to resolve the default. If at the end of the cure period the default has not been resolved, then the entire principal sum and all accrued interest shall become due and payable at once without any additional notice and demand at the option of the Payee. While in default, amounts outstanding under this Promissory Note shall bear interest at the rate of _____ percent (___%) per annum.

This Promissory Note may be prepaid in whole or in part at any time without penalty or premium. All payments made shall first be applied to accrued and unpaid interest and then to principal. Any prepayment shall require payment of all accrued interest thereon.

In the event of an action to enforce this Promissory Note is commenced in a court of competent jurisdiction or in the event recourse to any court shall be deemed necessary by Payee or Payee deems it necessary to employ legal counsel in order to collect or enforce the terms and provisions hereof for any reason, including but not limited to the filing of a proof(s) of claim or any other proceedings under the Acts of Congress relating to Bankruptcy Proceedings or in any other type of receivership or insolvency proceedings, Payee shall be entitled to reasonable attorney’s fees (through and including any appellate proceedings) and all costs and expenses incurred by Payee in collecting or enforcing payment hereof.

The Maker and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof, (a) severally waive presentment for payment, demand, notice of protest of this Promissory Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Promissory Note, (b) expressly consent to all extensions of time, renewals, postponements of time of payment of this Promissory Note or other modifications hereof from time to time prior to or after the day they became due without notice, consent or consideration to any of the foregoing, (c) expressly agree to the addition or release of any party or person primarily or secondarily liable hereon, (d) expressly agree that the Payee shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder in order to enforce the payment of this Promissory Note, and (e) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Payee of any such person), the Maker shall be and remain, directly and primarily liable for all sums due under this Promissory Note.

Notwithstanding any other provisions of this Promissory Note or any other instrument executed in connection with the loan evidenced here by, it is expressly agreed that the amounts payable under this Promissory Note or under the other aforesaid instruments for the payment of interest or any other payment in the nature of or which would be considered as interest or other charge for the use or loan of money shall not exceed the highest rate allowed by the laws of the State of Florida, from time to time, and in the event the provisions of this Promissory Note or of such other instrument referred to above in this paragraph with respect to the payment of interest or other payments in the nature of or which would be considered as interest or other charge for the use or loan of money shall result in exceeding such limitation, then the excess over such limitation shall not be payable and the amount otherwise agreed to have been paid shall be reduced by the excess so that such limitation will not be exceeded. If any payment is actually made which shall result in such limitation being exceeded, the amount of the excess shall constitute and be treated as a payment on the principal hereof and shall operate to reduce such principal by the amount of such excess, or if in excess of the principal indebtedness, such excess shall be refunded.

This Promissory Note shall be construed in accordance with the laws of the State of Florida.

MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREUNDER, OR ARISING OUT OF, OR IN CONNECTION WITH THIS PROMISSORY NOTE OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER THE MAKER OR LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE TO EXTEND THE CREDIT EVIDENCED BY THIS NOTE.

MAKER:

OMNICOMM SYSTEMS, INC.

_________________________

[Name]

[Title]

ACCEPTED BY:

_________________________

[Name]

SCHEDULE OF SUBSTANTIAL IDENTICAL PROMISSORY NOTES

Pursuant to Instruction 2 of Item 601(a) of Regulation S-K, the Company has filed only the form of this Promissory Note although the Company has entered into various such Promissory Notes that are substantially identical in all material respects except as to the parties thereto and certain other details. The following schedule identifies Promissory Notes that have not been filed (or incorporated by reference) because they are substantially identical in all material respects to the form of Promissory Note that is being filed, and sets forth the material details in which the omitted Promissory Notes differ from the form of Promissory Note that is being filed.

Promissory Note Date	Name of Payee	Amount	Interest	Balance due	Amount Outstanding at June 30, 2019
June 30, 2016 (1)	Ad Klinkenberg Warder 39 , 1473 PC Warder The Netherlands	$120,000	10%	April 1, 2020	$120,000
January 24, 2019 (2)	Ad Klinkenberg Warder 39 , 1473 PC Warder The Netherlands	$200,000	10%	April 1, 2020	$200,000

(1)

This Promissory Note supersedes and replaces a prior Promissory Note to the payee, extends the maturity date of the prior Promissory Note, and may have reduced or increased the amount of the prior Promissory Note.

(2)	On January 24, 2019 Wim Boegem sold $200,000 of his existing $300,000 promissory note to Ad Klinkenberg. On June 26, 2019 the remaining $100,000 promissory note to Wim Boegem was repaid in full.